Exhibit 23.2
Independent Accountants’ Consent
We consent to the incorporation by reference in the Registration Statements No. 333-116612, 333-125777, 333-135995, 333-143797, 333-151652, 333-160172, and 333-168690 on Form S-8 and Registration Statement No. 333-143715 on Form S-3 of our report dated July 29, 2010, with respect to our audit of the consolidated balance sheet of Wimba, Inc. and Subsidiary as of December 31, 2009, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ deficiency and cash flows for the year then ended; and of our report dated October 13, 2010 with respect to our review of the consolidated balance sheet of Wimba, Inc. and Subsidiary as of June 30, 2010, and the related consolidated statements of operations and cash flows for the six months ended June 30, 2010 and 2009 and the consolidated statement of redeemable preferred stock and stockholders’ deficiency for the six months ended June 30, 2010, which reports appear in the Form 8-K/A of Blackboard Inc. filed on October 18, 2010.
/s/ J.H. Cohn LLP
Jericho, New York
October 18, 2010